UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 21, 2003

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 – Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 – Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Item 5. Other Events

On April 21, 2003, HEI issued the following news release:

HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS FIRST QUARTER 2003 EARNINGS

HONOLULU — Hawaiian Electric Industries, Inc. (NYSE – HE) today reported net income for the three months ended March 31, 2003, of $24.3 million, or 66 cents per share, compared with $26.9 million, or 75 cents per share, in the same quarter of 2002. Net income was down 9% for the quarter due to lower utility net income that was partially offset by a 1.2% increase in bank net income. “We had a strong first quarter considering the expected increases in retirement benefits costs and the impact of the uncertainties surrounding the war in Iraq on the Hawaii economy,” said Robert F. Clarke, HEI chairman, president and chief executive officer. HEI has previously announced that it expected a $16 million increase in retirement benefits expense, net of tax benefits, in 2003 compared to 2002.

Electric utility net income for the first quarter was $17.7 million compared to $20.4 million for the same quarter last year primarily due to higher retirement benefits expense and depreciation expense. These increased expenses were partially offset by higher kilowatthour sales. “Increases in residential usage and the number of residential customers as a result of a strong real estate market in Hawaii helped to boost kilowatthour sales by 2.5% for the quarter,” said Clarke. “Going forward, the full impact of the conflict with Iraq on the Hawaii tourism industry and the Company’s kilowatthour sales growth is still unknown.”

Bank net income in the first quarter was $13.5 million compared to $13.4 million in the same quarter last year. The increase in net income was primarily due to a lower provision for loan losses and slightly higher net interest and other income. The increase was partially offset by writedowns of mortgage servicing rights and higher general and administrative expenses as a result of the bank’s continued implementation of its strategic transformation from a retail thrift to a full-service community bank.

“During the first quarter, the bank continued to see loan asset quality and delinquencies improve resulting in a lower provision for loan losses,” said Clarke. “However, the low interest rate environment continued to put pressure on the interest rate spread.” The interest rate spread was lower at 3.14% in the recent quarter versus 3.27% for the same period in 2002.

HEI will hold its annual shareholders’ meeting tomorrow at 9:30 a.m., in Honolulu, Hawaii to elect four Class I directors and the Company’s independent auditor, as well as to consider approval of proposed amendments to its 1987 Stock Option and Incentive Plan.

HEI is the largest Hawaii-based company, providing electric utility services to approximately 95% of Hawaii’s residents and a wide array of banking services to consumers and businesses through the state’s third largest bank.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as expects, anticipates, intends, plans, believes, predicts, estimates or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements and Risk Factors” discussion (which is incorporated by reference herein) set forth on page vi of HEI’s Annual Report on Form 10-K for the year ended December 31, 2002, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. Forward-looking statements speak only as of the date of this release.

###

Hawaiian Electric Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
(in thousands, except per share amounts)	2003	2002	2003	2002
Revenues
Electric utility	$328,912	$278,331	$1,307,757	$1,249,212
Bank	95,102	98,842	395,515	427,690
Other	622	263	(2,371)	(5,526)

	424,636	377,436	1,700,901	1,671,376

Expenses
Electric utility	287,937	232,727	1,117,430	1,057,673
Bank	72,676	76,671	302,377	343,569
Other	4,935	3,434	20,177	14,291

	365,548	312,832	1,439,984	1,415,533

Operating income (loss)
Electric utility	40,975	45,604	190,327	191,539
Bank	22,426	22,171	93,138	84,121
Other	(4,313)	(3,171)	(22,548)	(19,817)

	59,088	64,604	260,917	255,843

Interest expense–other than bank	(17,980)	(18,527)	(71,745)	(77,668)
Allowance for borrowed funds used during construction	443	355	1,943	1,937
Preferred stock dividends of subsidiaries	(502)	(501)	(2,007)	(2,005)
Preferred securities distributions of trust subsidiaries	(4,009)	(4,009)	(16,035)	(16,035)
Allowance for equity funds used during construction	988	773	4,169	3,747

Income from continuing operations before income taxes	38,028	42,695	177,242	165,819
Income taxes	13,701	15,823	61,570	58,965

Income from continuing operations	24,327	26,872	115,672	106,854
Discontinued operations, net of income taxes
Loss from operations	—	—	—	(1,235)
Net loss on disposals	—	—	—	(22,787)

Loss from discontinued operations	—	—	—	(24,022)

Net income	$24,327	$26,872	$115,672	$82,832

Per common share
Basic earnings (loss)
Continuing operations	$0.66	$0.75	$3.17	$3.11
Discontinued operations	—	—	—	(0.70)

	$0.66	$0.75	$3.17	$2.41

Diluted earnings (loss)
Continuing operations	$0.66	$0.75	$3.15	$3.09
Discontinued operations	—	—	—	(0.69)

	$0.66	$0.75	$3.15	$2.40

Dividends	$0.62	$0.62	$2.48	$2.48

Weighted-average number of common shares outstanding	36,897	35,818	36,544	34,410

Adjusted weighted-average shares	37,086	36,014	36,751	34,573

Income (loss) from continuing operations by segment
Electric utility	$17,656	$20,359	$87,502	$87,234
Bank	13,508	13,351	56,382	50,007
Other	(6,837)	(6,838)	(28,212)	(30,387)

Income from continuing operations	$24,327	$26,872	$115,672	$106,854

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2002 and the consolidated financial statements and the notes thereto in HEI's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2003 (when filed).

Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

In 2002, the Company recorded stock option compensation expense under the fair value based method of accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, as amended. In 2001, the Company recorded stock option compensation expense under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 and related interpretations. Also, in 2002, the Company no longer amortized goodwill as prescribed by SFAS No. 142.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Three months ended March 31	2003	2002
(in thousands)

Operating revenues	$327,961	$277,333

Operating expenses
Fuel oil	90,839	59,235
Purchased power	85,354	77,101
Other operation	38,527	29,223
Maintenance	14,282	14,012
Depreciation	27,612	26,360
Taxes, other than income taxes	31,077	26,690
Income taxes	11,215	12,791

	298,906	245,412

Operating income	29,055	31,921

Other income
Allowance for equity funds used during construction	988	773
Other, net	767	815

	1,755	1,588

Income before interest and other charges	30,810	33,509

Interest and other charges
Interest on long-term debt	10,324	10,136
Amortization of net bond premium and expense	513	500
Other interest charges	342	451
Allowance for borrowed funds used during construction	(443)	(355)
Preferred stock dividends of subsidiaries	229	229
Preferred securities distributions of trust subsidiaries	1,919	1,919

	12,884	12,880

Income before preferred stock dividends of HECO	17,926	20,629
Preferred stock dividends of HECO	270	270

Net income for common stock	$17,656	$20,359

OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)	2,279	2,223
Cooling degree days (Oahu)	828	819

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Three months ended March 31	2003	2002
(in thousands)

Interest and dividend income:
Interest and fees on loans	$50,473	$51,622
Interest on mortgage-related securities	29,277	31,806
Interest and dividends on investment securities	1,757	2,226

Total interest and dividend income	81,507	85,654

Interest expense:
Interest on deposit liabilities	14,430	20,173
Interest on Federal Home Loan Bank advances	13,566	13,982
Interest on securities sold under repurchase agreements	5,341	3,961

Total interest expense	33,337	38,116

Net interest income	48,170	47,538
Provision for loan losses	1,150	3,500

Net interest income after provision for loan losses	47,020	44,038

Other income:
Fees from other financial services	5,685	4,620
Fees from deposit liabilities	3,870	3,475
Fee income on other financial products	2,855	2,687
Fee income on loans serviced by others, net	(1,002)	413
Gain on sale of securities	812	156
Other income	1,375	1,837

Total other income	13,595	13,188

General and administrative expenses:
Compensation and employee benefits	16,093	14,017
Occupancy and equipment	7,192	7,115
Data processing	2,804	2,830
Consulting	2,718	1,646
Other	9,382	9,447

Total general and administrative expenses	38,189	35,055

Income before minority interest and income taxes	22,426	22,171
Minority interests	34	45
Income taxes	7,531	7,422

Income before preferred stock dividends	14,861	14,704
Preferred stock dividends	1,353	1,353

Net income for common stock	$13,508	$13,351

Interest rate spread (%)	3.14	3.27

Item 9. Regulation FD Disclosure

The information filed under Item 5, “Other Events,” herein is also furnished pursuant to Item 9, “Regulation FD Disclosure,” and Item 12, “Disclosure of Results of Operations and Financial Condition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ ERIC K. YEAMAN	/s/ RICHARD A. VON GNECHTEN
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer	Richard A. von Gnechten Financial Vice President
(Principal Financial Officer of HEI) Date: April 21, 2003	(Principal Financial Officer of HECO) Date: April 21, 2003